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ACTIVE SUBSIDIARIES OF CALMAT CO.
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(100% owned and California corporation, unless otherwise indicated)


Allied Concrete & Materials Co. (ARIZONA)
Allied Concrete, Inc. (ARIZONA) (Subsidiary of Allied Concrete & Materials Co.) CalMat Co. of Arizona (ARIZONA)
CalMat Co. of New Mexico (NEW MEXICO)
CalMat Land Co.
CalMat Leasing Co.  (ARIZONA)
CalMat of Central California
CalMat Properties Co.
CC Plaza Co. (Subsidiary of CalMat Properties Co.)
Mission Valley Development Co. (Subsidiary of CalMat Properties Co.)
River Vista Development Co. (Subsidiary of CalMat Properties Co.)
Kirst Construction Co., Inc.
Azusa Rock, Inc. (Subsidiary of Kirst Construction Co., Inc.)
Palomar Transit Mix Co.
Reliance Land Co.
Reliance Transport Co.
Rio Norte Este Co.
River Bend Corp.
Sanger Rock and Sand
Sloan Canyon Sand Co.
Triangle Rock Products, Inc.
Western Environmental Contracting, Inc.
Western Thermal Soils Co.